EXHIBIT 99.1

SUN HEALTHCARE GROUP
May 11, 2004
12:00 pm CT

Operator:

Good afternoon. My name is (Christy) and I will be your conference facilitator today. At this time I would like to welcome everyone to the First Quarter Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you.

Mr. Roseman, you may begin your conference.

Steven Roseman:

Welcome to our conference call for Sun Healthcare Group, Inc. By now you should have seen a copy of our press release. Before turning the call over to Rick Matros, Sun's Chief Executive Officer and Chairman of the Board I would like to read a brief statement.

During the course of this conference call the company may make projections or other forward-looking remarks regarding future events or the future financial performance of the company. We wish to caution that such statements are just predictions and actual events or results may differ materially.

We refer you to the documents that the company files from time to time with the Securities and Exchange Commission. Those documents contain important factors that could cause actual results to differ materially from those contained in the company's projections or forward-looking statements.

With that said please let me turn the call over to Rick Matros.

Rick Matros:

Thanks, Steven. Good morning everyone. I'd like to change things around from how we normally do it. Obviously there's been a ton of activity on the stock - it dropped quite a bit this morning. So I'll take you all through our guidance first and talk about some detail there before I go into the operation results. And then after that I'll turn it over to Kevin Pendergest our CFO to get into some of the more specific numbers in the balance sheet and then we will go to Q&A.

(Again) but first let me (say) I think there's real - been a real overreaction here to what's happened with the stock today. There's nothing that's happening in the quarter or in the company that is a concern. We feel we're on track with how we've been doing and we feel that we - everything that's occurred in the quarter is - accurately reflects the kinds of things that we've been saying up to this point.

And to put things in perspective a little bit I mean the stock right now with - I think we've had over 1 million shares traded today and the stock's somewhere around $5.50 - that's where the stock was at last August when we were a going concern, we hadn't even come close to finishing the restructuring. We hadn't refinanced our bank (debt) yet. So it's a little bit surprising I think in that context. But let me make a few affirmative statements.

We - as I said we do feel like we're on track. I'll get into some more details in a second. We've got plenty of liquidity here. There's no concern about having a going concern here again. In terms of our own internal forecasts relative to cash we're absolutely comfortable and no less comfortable than we were last month or the month before at the time that we did the equity offering.

The guidance that we're giving assumes that we will finish out the remaining divestitures as scheduled. It assumes a stable reimbursement environment. And it excludes the one-time prior year hit that we took relative to our lab at $3.3 million.

The Escondido facility which we incurred $1.9 in legal fees for the quarter is a facility that's being divested. So it's assumed that that facility will become part of our discontinued operations number at some point in the year - probably the latter half of the year.

So if you take a look at our earnings guidance with a loss of $3 to 5 million for the year and you take a look at the first quarter and back out those two items - so you've got the $3.3 million in BioPath and the $1.9 (in) Escondido and you see where you are for the quarter -- I mean everybody obviously can do the math -- that shows you where we're going to be for the rest of the year which is on track with where we said we would be. We never said that we would be profitable for the year. We said that we would be getting there over the course of the year and I think that we are on track to do that.

So when we get into Q&A we can take more questions - we'll take questions obviously on the earnings guidance. But there shouldn't be anything there that would be of a surprise to anybody that's on the call that certainly was part of the offering or has been an investor, you know, over the long haul for us.

We had a couple of issues relative to cost. We've gotten some feedback that folks were surprised that our operating expenses were up $8.3 million and wondered if there was any concern relative to cost controls and there really isn't.

There are two components that drive that $8.3 million - $2.5 million of the $8.3 million relates specifically to provider taxes. And our revenue for the quarter year over year obviously showed some nice improvement. And part of that nets out because of the provider tax. You've got $2.5 million there.

Secondly we've got $5.6 million year-over-year increase in contract labor. And out of that $5.6 million, $3.9 million relates to our rehab segment and $1.7 million relates to our staffing segment. And in both those cases - in the case of the staffing company our year-over-year earnings have improved there and even though the staffing sector is soft and there is a labor shortage there, we are seeing some traction there. And although our contract labor was up in that segment, our earnings were positive whereas a year ago in the same quarter our earnings (to) that segment were negative.

In terms of the rehab company, you know, I think you go back to, that company was for sale, we made a public announcement it was for sale, we terminated the sale. And for any of you that have taken a company through a sale process and when you don't consummate that process you've got to re-stabilize the company. And all of our ancillary companies were on the block last year because we didn't know if we were going to get the restructure done without filing bankruptcy.

So all of them need to have an increased focus on stabilizing them this year now that we're through with the restructuring but none as much as the rehab company because that was actually a publicly-announced sale.

And as a result of that, you know, a number of things occur that are sort of natural in the course of business. We lost some contracts from people who didn't' want to see the sale happen, our pipeline dried up, and we had some turnover at the employee level.

So you sort of have a compounded impact there on the revenue side and on the expense side from labor that caused us to have to use more contract labor in order to meet our obligations to our current clients.

That said, our pipeline is filling up, our labor situation is moderating in that business unit, and we expect to see (a) continued improvement over the coming quarters in that unit. But we probably lost about six months traction because of the sale - primarily because of the pipeline drying up.

So, you know, that's sort of the natural process. And then - so there's nothing about that that surprises us nor nothing about it that concerns us in terms of the way that business segment is going forward.

So those are the two issues that impacted the operating costs year over year. And again with the provider tax, you know, that $2.5 million increase isn't really a negative because we reaped a lot more than that from the revenue increases to the Medicaid program as a result.

The one other cross-related issue which Kevin will get into more detail on our insurance costs went up both in the area of workers' comp and general professional liability. And as I said Kevin will get into more detail about that but I would remind everybody that the - one of the issues one of the bigger issues that we had going forward in terms of the impact on our margins and our profitability was the legacy issues related to the tail on our workers' comp claims going back to the late 90s and our general professional liability costs. And, recall that, that tail is pretty long. That tail is five/six/seven/eight years.

And so our results as it pertains to those two issues reflect a company that had 300 facilities. So we're still sort of paying the price for that. And we've been very candid about that that we expect to see going forward that the legacy will dissipate over a period of time - those tails will start dropping off in the actuary studies - they'll either be weighted less on the workers' comp side or they'll be dropped off in their entirety as it pertains to the late 90s.

On the general professional liability side we'll see statute of limitations kick in certain states next year and that will be helpful as well. That said, you know, we expect to see a moderation of those costs going forward. We have an actuary study that will be done and will impact our second quarter results. And we expect to see some moderation of our costs in regards to that actuary study at that particular point in time.

The only way that we could have avoided carrying that legacy going forward was if we put the company into bankruptcy. And we determined that we could finish this restructuring without doing that so that we could preserve the equity interest of our shareholders which likely would not have survived if we had gone down that path. So we would have cleansed our balance sheet of those - of that legacy but there wouldn't have been anything left for anybody else.

So again Kevin will give you more detail on that. But those are the issues that impacted our costs. So in summary on the cost side you've got the insurance reserves, the contract labor, and the provider taxes.

For our operating results on our inpatient operations our total revenue from continue operations for the quarter increased 7.6% year over year and that revenue gain was the result of higher per diem rates in all payor categories and an increase in Medicare patients.

So we see our -- on a same-store basis our -- revenue moving up nicely. And our EBITDAR for our inpatient operations did increase from $15.2 million to $15.4 million despite the fact that we took the hit on the legal expenses associated with that facility and the increase in general professional liability and workers' compensation costs.

Our labor as a percent of revenue decreased from 51.5% to 51%. Our weighted average rate grew 3.8% year over year. That was absorbed by the fact that our revenue grew much more quickly than our wages increased. So our wage inflation - it seems to be very manageable at this point in time as it was in the last quarter.

For our ancillary businesses again that's where we're putting additional focus because of the instability that was caused by some of those businesses being for sale. And as I said we have - we're seeing traction and improvement as we speak and as reflected in the current quarter in our staffing business on a year-over-year basis. But most of the decline and profitability in all ancillary businesses on a consolidated basis had to do with both the rehab segment and the prior year hit on the lab business.

In terms of our highlights for the year so far since the quarter ended we've had some subsequent events in addition to the ones that everybody has been familiar with. We divested four more of our underperforming facilities. We converted approximately $7.8 million of long-term debt into 760,000 shares of our common stock that was part of our negotiated settlement with Omega.

We restructured $21.2 million of mortgage debt related to six facilities that became due in May 2004 - $14.5 million was refinanced, $3 million was paid off, and $3.7 million was forgiven. And we entered into option agreements to purchase nine entities of facilities that we current lease and operate in New Hampshire. That option doesn't come up until 2010 but that was part of the negotiated settlement on that portfolio. So we -- in that negotiation we -- not only sort of reduced rent as part of that settlement but an option to purchase those facilities in 2010 if we choose to do so at that period of time.

And regards to the rent, I'd also heard a comment that our rent went up more than folks anticipated. We had said that our rent would be running somewhere around 7% of revenues and that's where we are. And that's down from 10% prior to the restructuring. So our rent expense as a percent of revenue as we said it would has improved by 300 basis points. The increase that we saw in the rent was a combination of sort of normal rent escalators and part of it was the Omega settlement where that settlement encompassed a combination of forgiveness of deferred rent, reduced rent in some cases, and some increased rent in other cases.

So you've got to look at that deal in its entirety and given the liability that we could have had with that particular aspect of the restructure and given that Omega was our largest portfolio those guys were really terrific to work with and so the settlement all in was very good for the company as we've said before.

So with that why don't I turn it over to Kevin and then we'll go to Q&A after Kevin's done. Kevin?

Kevin Pendergest:

Thanks, Rick. Other than the comments on the insurance as Rick mentioned I'll limit my comments at the moment to balance sheet and liquidity matters.

As Rick said our liquidity remains strong. Our cash and cash equivalent balances of $38 million and available borrowing capacity of $22.3 totaled $60.3 million at the end of March. As of May 4th we had cash and cash equivalents of approximately $26.5 million and available borrowing capacity of $34.9 for a total net liquidity of $61.4. So actually about the same as what it was at the end of March.

Net cash used by operating activities for the first quarter was $22.9 million which included about a half million dollars of reorg costs and $2.6 million of restructuring-related payments that carried over into the first quarter of this year.

The other primary use of the cash in the quarter related to $6.9 million increases in receivables due from other operators of our divested facilities, an $8.5 million reduction in vendor payables that have been building during the restructuring process, and also, you know, just normal reductions in accounts payable due to the decline in number of facilities that we operate and a decrease in accrued compensation primarily related to payment of yearend bonuses that were paid out during the first quarter.

Working capital improved significantly though - approximately $40 million during the first quarter primarily as a result of the net proceeds received from the private placement of the common stock in February and further improved by the refinancing of the $21.2 million of mortgage debt that Rick mentioned before that was previously classified in the current portion of long term debt.

We completed this restructuring in May and as Rick indicated a portion of that was reclassified -- $14.5 million the amount that was actually refinanced -- was reclassified at the end of March into long term debt out of the current portion. The $3 million that was paid off and the additional $3.7 million of forgivingness will be reflected in the second quarter's balance sheet and it's not reflected in the March 31st balance sheet.

Accounts receivable net remained relatively flat during the quarter although both gross receivables and allowances for doubtful accounts decreased during the quarter by approximately the same amount due to the strong collection efforts of our divested accounts receivables.

Other receivables increased $6.5 million principally due to the monies (as I said) that are due from other operators that represent monies that have been collected by the new operators but have not yet been forwarded to us at the end of the quarter.

Current portion of the restricted cash at March 31st included $22.4 million of amounts funded of workers' comp and $4.2 of amounts funded for general professional liability as well as another $4.2 million for bank collateral in various mortgages and bond payments. The non-current portion of restricted cash included $31.1 million related to workers' comp and then $2.9 million maintained to repay a mortgage.

Property (plant) equipment was relatively flat during the quarter - we had capital expenditures of $1.9 million offset by depreciation of $1.8 million.

Total debt decreased during the quarter by $15.9 million as a result of paying down the revolving credit facility with the proceeds from the equity offering reclassifying $1.3 million of mortgage debt into liabilities out for sale with related to the Calistoga facility that should be completed sometime in probably the third quarter this year, paying off $1 million as part of our scheduled amortization of the government settlement note, and about a half million dollars just normal debt amortization.

Current portion of long term debt decreased by $14.3 due to the aforementioned reclassifications of mortgage debt and liabilities held for sale offset by a $1 million increase in our next payment due to the government under the government settlement note in 2005.

At March 31st we carried total reserves of $196.7 million for accrued self-insurance obligations which was not significantly different than at yearend. These obligations were split between current and long-term liabilities.

Included in the amount - in the total amount is $122.7 million for general professional liability, $67.9 for workers' comp, and $6.1 for group health. The portion of the amounts included in long-term liabilities is comprised of $91.4 million of GP&L and $45.4 million of workers' comp.

As of the end of March our unfunded balance of the total self-insurance obligation was $118.5 million attributable primarily to the general professional liability, $14.4 million to workers' comp, and $6.1 to group health.

Accounts payable - if (I to go four) decrease as a result of paying down vendors and just normal restructuring and downsizing.

And before I conclude my comments let me just go back and readdress the insurance issues for a second. The primary differences year over year - and let me segregate them. In general professional liability the actual increase from an actuarial perspective reflects about a 15% increase year over year. The difference is principally due to the absorption of the TPA fees and the excess insurance premiums that we pay in conjunction with general professional liability that this year were allocated over the 100 facilities as opposed to the 240 we had last year.

So from an internal allocation perspective we would have had in 2003 approximately $6.2 million of total expense spread over 240 facilities whereas this year we had about $4.3 million of expense to spread over the continuing operations. And so the difference - the added cost is really an absorption issue related to the fees and expenses associated with that program.

And workers' comp is essentially the same thing that the total workers' comp expense, you know, in terms of actual increases in our comp expense due to actuarial estimates or increases monopolistic programs was in the low teen percentages as well. But again the difference was we had $7.4 million of expenses last year absorbed over these large number of facilities and about $4 million of similar expenses to be absorbed over the - over fewer facilities this year. So it's really an absorption or allocation issue associated with those fees and expenses.

That said, on a go-forward basis we would expect on a stable portfolio year over year much smaller increase and one more in line with what the rest of the industry reported during the quarter.

And with that I'll turn it back over to Rick (or) open it up for questions.

Rick Matros:

Why don't we turn it over to Q&A now?